EXHIBIT 21.1
Subsidiaries of Atlassian Corporation Plc

Atlassian Corporation Plc is a holding company and we conduct substantially all of our business through certain of our subsidiaries. As of June 30, 2021, our subsidiaries, all of which are wholly-owned, are as follows:

Name	Country of Incorporation
Atlassian (UK) Limited	United Kingdom, United States of America
Atlassian (UK) Holdings Limited	United Kingdom, United States of America
Atlassian (Australia) Limited	United Kingdom, United States of America
Atlassian (UK) Operations Limited	United Kingdom
Atlassian, Inc.	United States of America
Atlassian Network Services, Inc.	United States of America
Dogwood Labs, Inc.	United States of America
Trello, Inc.	United States of America
AgileCraft LLC	United States of America
OpsGenie, Inc.	United States of America
Opsgenie Yazılım Anonim Şirketi	Turkey
iFountain, LLC	United States of America
Halp, Inc.	United States of America
Atlassian Australia 1 Pty Ltd	Australia
Atlassian Australia 2 Pty Ltd	Australia
Atlassian Corporation Pty. Ltd.	Australia
Atlassian Pty Ltd	Australia
Good Software Co. Pty Ltd	Australia
Code Barrel Pty Ltd	Australia
Lead Green Pty Ltd	Australia
Lead Green Trust	Australia
Vertical First Pty Ltd	Australia
Vertical First Trust	Australia
Atlassian Capital Pty. Ltd.	Australia
MITT Australia Pty Ltd	Australia
MITT Trust	Australia
Atlassian Holdings B.V.	Netherlands
Atlassian K.K.	Japan
Atlassian Germany GmbH	Germany
Atlassian Philippines, Inc.	Philippines
Atlassian France SAS	France
Atlassian B.V.	Netherlands
Atlassian Canada Inc.	Canada
Atlassian India LLP	India
Mindville AB	Sweden
Riada Germany GmbH	Germany
Mindville Technology Canada LTD	Canada
Atlassian New Zealand	New Zealand
Atlassian Poland sp z o.o.	Poland
Chart.io, Inc.	United States of America
ThinkTilt Pty Ltd	Australia